Remitly Appoints Technology Veteran Adam Messinger to its Board of Directors
SEATTLE, April 10, 2026 -- Remitly Global, Inc. (NASDAQ: RELY) (“Remitly”) today announced the appointment of Adam Messinger to its Board of Directors (the “Board”). With this appointment, Remitly is increasing the size of its Board from 10 to 11 directors. In connection with his appointment, Mr. Messinger also joins the Talent and Compensation Committee of the Board.
“We are thrilled to welcome Adam to Remitly’s Board at such a pivotal moment for the company,” said Sebastian Gunningham, Chief Executive Officer. “Adam’s experience as a public company director at New Relic, combined with his deep technical expertise and experience scaling world-class technologies, will be instrumental as we expand beyond global money movement to better serve our customers with a broader suite of financial services.”
Mr. Messinger brings over 20 years of experience in software development and technical leadership. As the former CTO of Twitter (now X), he oversaw the company’s engineering, product, and design teams during a period of massive global growth. Prior to Twitter, his leadership at Oracle was instrumental in the development of the Java platform and other enterprise technologies. Mr. Messinger recently served as a technology advisor to Chime, a financial technology company.
“Remitly is doing what the best consumer technology companies do—identifying a deeply underserved customer base to offer a better product at a fraction of the cost. The cross-border payments market is massive and still largely offline, the shift to digital is accelerating, and Remitly well-positioned to capture it,” said Mr. Messinger. “I'm thrilled to join the Board at what feels like a very early chapter of a much bigger story.”
About Remitly
Remitly is a trusted provider of financial services that transcend borders. With a footprint spanning more than 175 countries, Remitly has built one of the world’s leading global money movement platforms, trusted by millions of customers. Remitly continues to evolve beyond a remittance company into a diversified, cross-border financial services provider, serving both consumers and businesses across a growing set of use cases.

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